Exhibit 10.3

Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.
EMPLOYEE SEPARATION AND RELEASE
AGREEMENT
This Employee Separation and Release Agreement (the "Agreement") is entered into between Abner Kurtin ("Employee") and Ascend Wellness Holdings, Inc. (the "Company"). Employee and the Company (together, the "Parties") agree as follows:
WHEREAS, the Company currently employs Employee as Executive Chairman of the Company.
WHEREAS, the Company and Employee mutually agree to terminate Employee’s current employment as Executive Chairman of the Company effective March 29, 2024 (“Termination Date”).
WHEREAS, the Parties wish to amicably resolve any and all disputes between them, and are entering into this Agreement for the purposes of memorializing that resolution and settling, compromising and resolving any and all claims that Employee may have against the Company and any “Released Parties” (defined below), including all claims which were or could have been alleged against the Company or any Released Parties.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the sufficiency of which is acknowledged, it is agreed as follows:
1.Termination of Employment Relationship: In accordance with Section 5.d. of the Employee's Employment Agreement effective on March 22, 2021, and amended on September 27, 2022 (the "Employment Agreement"), Employee's employment relationship as Executive Chairman with the Company will end on March 29, 2024 (“Termination Date”).
2.Acknowledgements: Employee acknowledges that the Company relied on the following representations by him in entering into this Agreement:
a.Employee acknowledges that he does not have and has not raised a claim of unlawful discrimination, retaliation, harassment, sexual harassment, abuse, assault, alleged criminal conduct, or other alleged unlawful employment practices or unlawful conduct against the Company or any of the “Released Parties” (as defined below).
b.Employee has received all compensation due to him through the Termination Date as a result of services performed for the Company with the receipt of his final paycheck.
c.Employee has reported to the Company any and all work-related injuries or occupational illnesses incurred by him during employment with the Company.
d.Employee has received any and all leaves for which he was eligible, and the Company properly provided any leave of absence because Employee or his family member’s health condition or military service and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

e.Employee has had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on part of the Company.
3.IRC Section 409A: Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Internal Revenue Code (“Section 409A”) or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.
4.Consideration: In accordance with the terms and conditions set forth in the Employment Agreement, and in return for Employee's promises set forth in this Agreement, and provided that Employee signs and returns this Agreement and does not revoke it, the Company will provide Employee with the following consideration:
a.Final Compensation: The Company will pay Employee the "Final Compensation" (as defined and in accordance with the terms and conditions set forth in Sections 5.a. and d. of the Employment Agreement) in two one lump sum payments, one payment in the total gross amount of $19,230.78, minus applicable withholdings and deductions as solely determined by the Company, and one payment in the amount of $0 for reimbursement of outstanding and unpaid business expenses. The Final Compensation shall be paid to Employee on or about April 5, 2024.
b.Termination Compensation: The Company will pay the Employee the “Termination Compensation”; (as defined and in accordance with the terms and conditions set forth in Section 5.d. of the Employment Agreement), which shall be in the total gross amount of $3,300,000.00, minus applicable withholdings and deductions as solely determined by the Company, which represents two (2) times Employee’s 2023 Base Salary plus two (2) times Employee’s 2023 earned Annual Bonus. The Termination Compensation shall be payable to the Employee in substantially equal installments in accordance with the Company's normal payroll practices as in effect from time to time, over the twelve (12) month period immediately following the Termination Date (with the first payment to be made on the first payroll date following the Effective Date of this Agreement and to include a catch-up to cover any payment that would have been made prior to such date had this Agreement been effective on the Termination Date).
c.Prorated Bonus: In accordance with the terms and conditions of Sections 5.a. and d. of the Employment Agreement, the Company shall pay Employee a prorated bonus for the fiscal year of the Termination Date (the "Prorated Bonus"), if in cash, in one lump sum payment, minus applicable withholdings and deductions as solely determined by the Company. The Prorated Bonus, if payable, shall be paid to the Employee in accordance with the Company's normal payroll practices as in effect from time to time during the next fiscal year after the Termination Date; if the annual bonus is in equity grant, Company shall award Employee the Pro-rated Bonus in the form of such equity grant as approved by the

Board in such form (i.e., options and/or Restricted Shares) and such vesting schedule as approved by the Board. For purposes of this Agreement, the Prorated Bonus shall be calculated in accordance with the formula set forth in Section 5 of the Employee’s Employment Agreement (e.g., calculated as the value of the annual bonus (in cash or equity) for the fiscal year of the Termination Date, if approved by the Board, multiplied by a fraction, the numerator of which is equal to the number of days the Executive worked for the Company in such fiscal year, and the denominator of which is equal to the total number of days in such fiscal year).
e. Equity Securities: In accordance with Section 5.d. of the Employment Agreement, notwithstanding the terms of any other agreement, instrument or document to the contrary (including without limitation any vesting terms, performance criteria or other conditions, and regardless of whether entered into before or after the date of this Agreement), upon the Termination Date, Employee's right to purchase or otherwise acquire any equity securities of the Company under any stock option or other agreement, instrument, plan, program or arrangement outstanding or in effect on the effective date of such termination, including but not limited to Employee’s 635,686 options and 1,184,467 Restricted Stock Units, plus 1,096,492 Restricted Stock Units, representing Employee’s 2024 grant under the Company’s Long Term Incentive Plan,1 shall thereupon vest in full (subject only to the payment of the applicable exercise or purchase price, if any, and provided that any equity awards that are subject to the satisfaction of performance goals shall be deemed earned at target performance), and any right of the Company or any subsidiary to repurchase any equity securities of the Company from Employee, whether arising under any option, agreement, instrument, plan, program, arrangement or otherwise, shall thereupon terminate. The equity shares will be transferred into Employee’s Seibert account within ten (10) days after execution of this Agreement.
Employee acknowledges and agrees that if he revokes this Agreement within the Revocation Period, he shall not be entitled to any of the above consideration or any other consideration elsewhere in this Agreement.
5.Full and Final Release: In exchange for the benefits provided by the Company under this Agreement, Employee fully and forever releases and discharges the Company, its parents, subsidiaries, affiliates, and related entities and all of its/their respective current and former owners, agents, attorneys, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns (the "Released Parties") from any and all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which Employee has asserted or could assert against the Company arising out of or relating in any way to Employee's employment, termination of employment, and/or any acts, circumstances, facts, transactions, or omissions, occurring up to and including the date Employee signs this Agreement (the "Claims"). Employee understands that he is releasing such Claims on behalf of himself and all persons who could make Claims under, through or by him, such as Employee's spouse, heirs,
1 Representing an LTIP value of $1,250,000 and calculated over a 10 day VWAP at market close on March 15, 2024 and share price of 1.14.

executors or assignees. This release includes, but is not limited to,
(i)any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (ADEA), the Family and Medical Leave Act (FMLA), the Employee Retirement Income Security Act (ERISA), the National Labor Relations Act (NLRA), 42 U.S.C. §§ 1981, 1983 and 1988, the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act (ADA), the Older Workers Benefits Protection Act, the Fair Credit Reporting Act, the Consolidated Omnibus Budget Reconciliation Act, the Occupational Safety and Health Act, the Equal Pay Act, and the Uniformed Services Employment and Reemployment Rights Act (USERRA);
(ii)any and all Claims under all New York state wage and hour laws (including the New York Wage Hour and Wage Payment Laws; the New York Minimum Wage Law; N.Y. Labor Law, Art. 19, § 651 et seq.); the New York State Human Rights Law-N.Y. Executive Law, Art. 15, Vol. 14, §§ 290-301; New York Rights of Persons With Disabilities - N.Y. Stat., Art. 4-b of the Civil Rights Law, Vol. 5, § 47 et seq.; New York Confidentiality of Records of Genetic Tests-N.Y. Stat., Vol. 5, Civil Rights, Art. 7, § 79-1; New York Whistleblower- N.Y. Labor Law,§ 740(1), et seq.; the New York Equal Pay Law, as amended; N.Y. Stat., Labor Law, Vol. 20, Art. 7, § 201-c; New York Smokers' Rights Law-N.Y. Stat., Labor Law, Vol. 20, § 201-d; New York Equal Pay Law-N.Y. Stat., Vol. 20, Labor Law, Art. 6 § 194 et seq.; New York Equal Rights Law- N.Y. Stat., Vol. 5, Civil Rights, Art. 4, § 40-c et seq.; the New York State Civil Rights Act; the New York State Labor Relations Act; the general regulations of the New York State Division of Human Rights - New York Code of Rules and Regulations, Title 9, § 466; the New York State Labor Law; the New York City Administrative Code, Title 8, Chapter 1; the New York City Human Rights Law; the Code of Rules and Regulations of the State of New York, 12 N.Y.C.R.R. § 142-2.2; the New York City Civil Rights Law, Civil Rights Law § 40; the New York Occupational Safety and Health Laws; the New York Non-Discrimination for Legal Activities Law, N.Y. Labor Law, § 201-d; the New York State Constitution;
(iii)any and all Claims under the Massachusetts Fair Employment Practices Law, M.G.L. ch. 151B, the Massachusetts Equal Rights Act, G.L. c. 93, § 102 and § 103, the Massachusetts Equal Pay Act, G.L. c. 149, § 105A, the Massachusetts Earned Sick Leave law, G.L. c. 149, § 148C, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Privacy Statute, G.L. c. 214, § 1B, the Massachusetts Civil Rights Act, the Massachusetts Domestic Violence Leave Act, G.L. c. 149, § 52E, the Massachusetts Consumer Protection Act, G.L. c. 93A, the Massachusetts Labor and Industries Act, G.L. c. 149, § 102, the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act, M.G.L. c. 175M, s. 9, and the Massachusetts Independent Contractor Statute, G.L. c. 149, § 148B, the Massachusetts Overtime Law, Massachusetts General Laws, Chapter 151, § 1A et seq., the Massachusetts Payment of Wages Law, Massachusetts

General Laws, Chapter 149, § 148 et seq., the Massachusetts Minimum Wage Law, Mass. Gen. Laws. Ch. 151, § 1 et seq., the Massachusetts Overtime regulations (M.G.L. ch.151 §§ 1A and 1B), the Meal Break regulations (M.G.L. ch.149 §§ 100 and 101);
(iv)any and all Claims under the Florida Civil Rights Act (§§ 760.01 to 760.11, Fla. Stat.), Florida Whistleblower Protection Act (§§ 448.101 to 448.105, Fla. Stat.), Florida Workers' Compensation Retaliation provision (§ 440.205, Fla. Stat.), Florida Minimum Wage Act (§ 448.110, Fla. Stat.), Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24), Florida Fair Housing Act (§§ 760.20 to 760.37, Fla. Stat.), Florida’s Wage Rate Provision, Fla. Stat. § 448.07; Florida’s Attorneys’ Fees Provision for Successful Litigants in Suits for Unpaid Wages, Fla. Stat. § 448.08;
(v)any amendments to any of the above laws, any other federal, state, or local constitution, charter, law, rule, ordinance, regulation, or order or those of any other country; and
(vi)any and all Claims under any statute, rule, regulation, or in equity or under common law including but not limited to claims for discrimination, hostile work environment, harassment, retaliation, tort, breach of contract (express or implied, written or oral), wrongful discharge, defamation, emotional distress, and negligence, and any other state wage and hour related claims arising out of or in any way connected with Employee's employment with (or termination from) the Company, including any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys' fees, costs, expenses, liquidated damages, treble damages or damages of any kind, to the maximum extent permitted by law.
6.Non-Admission: This Agreement shall not be construed as an admission by the Company (or any of the Released Parties) of any liability or acts of wrongdoing or unlawful conduct, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination, harassment, or retaliation.
7.Proprietary Information: Employee shall not retain, use and/or disclose any confidential and/or proprietary information Employee learned or acquired while employed by the Company, including, but not limited to, personnel and compensation information other than pertaining to Employee; financial information and data; technical data and information; programmatic and operational information; customer identities and information; marketing plans, data and information; business information; strategy; research; information related to the Company's computer and/or communications systems; and/or information the nature of which would commonly be reasonably understood to be confidential ("Confidential Information"), except as required by law or as to information that is otherwise available in the Public Domain. Employee further promises that he shall not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person or entity, or use for her own or for any other person or entity's benefit, any portion of the Confidential Information. Employee also promises that he shall not use any such Confidential Information to damage Releasees or their interests, or any other person or entity with which the Company does business. By signing this Agreement, Employee certifies that: (i) he has returned to the Company any and all Confidential Information and all other materials, documents and/or property belonging to the Company and/or any of its affiliated entities, including the originals and any and all copies thereof, whether in hard copy or electronic form, which were in Employee's possession or under his control, including without limitation files, documents, lists, records, customer information, manuals, reports, software and hardware, laptops, printers, computers, cell phone, iPhone, iPad, tablet, blackberry or other PDA, keys, equipment, identification cards, access card, corporate credit cards, mailing lists, rolodexes, personnel information, electronic information and files, computer print-outs, and computer disks and tapes, all without any destruction, deletion, alteration or any other type of compromise, whether such data and/or property was in hard copy or electronic form, (ii) after returning such property to the Company, Employee has not retained any copies of any Confidential Information and/or any other materials, documents and/or property belonging to the Company and/or any of its affiliated entities, (iii) after returning such property to the Company, Employee has permanently deleted all Confidential Information from his home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices, and (iv) Employee shall remain in strict compliance with his obligations under any applicable Company policies, including without limitation those restricting the use of Confidential Information, prohibiting conflicts of interest, prohibiting solicitation of employees or customers, prohibiting competition, and assigning intellectual property.
The Company shall take all appropriate steps to remove Employee’s name from any and all State licenses issued to the Company on which his name appears.
8.Confidentiality of Agreement: Employee agrees that he will maintain the confidentiality of this Agreement and will not disclose in any fashion the nature and terms of this Agreement, the consideration provided to him under this Agreement, and/or the substance or content of discussions involved in reaching this Agreement, except to his lawyer, accountant, or immediate family, or governmental agency without the prior written consent of an officer of the Company, except as necessary in any legal proceeding directly related to his employment with the Company or the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company; and provided that he will instruct the recipient(s) of the information (with the exception of a governmental agency), and such individuals agree not to disclose the terms of this Agreement.
9.Cooperation: Employee agrees to cooperate with the Company relating to matters within his knowledge or responsibility. Without limiting this commitment, Employee agrees (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party's representative; except as may be required by law. The Company will reimburse Employee for reasonable expenses in connection with the cooperation described in this paragraph.

This paragraph shall not require Employee to cooperate with the Company regarding any charge or litigation in which he is a charging or complaining party, or any confidential investigation by a government agency in which Employee is asked by such agency to maintain information in confidence.
10.Non-Disparagement: Employee agrees that he shall not make, directly or indirectly, to any person or entity, including but not limited to the Company's present, future, and/or former employees and/or clients, and/or the press, any negative, derogatory or disparaging oral, written and/or electronic statements about the Company, their products and services, or his employment with and/or separation from employment with the Company, or do anything which damages the Company or any of its and/or their products and services, reputation, good will, financial status, or business or client relationships. Employee further agrees not to post any such statements on the internet or any blog or social networking site, including but not limited to Facebook, Glassdoor, LinkedIn, or any other internet site or platform. The Company agrees that it shall not make, directly or indirectly, to any person or entity, any negative, derogatory or disparaging oral, written and/or electronic statements about the Employee. The Company shall provide any prospective employer requesting a reference or third party making inquiry about Employee only with Employee’s last job title and dates of employment.
11.Liquidated Damages: Employee agrees that the Cooperation, Confidentiality, Non- Disparagement, and/or Proprietary Information provisions of the Agreement may be specifically enforced by a court of competent jurisdiction, and may be used as evidence in a subsequent proceeding alleging a breach of the Agreement. Employee agrees that damages for an improper disclosure in violation of these provisions would be and are difficult to ascertain and therefore render this matter appropriate for liquidated damages. Thus, to the extent that the Company proves in a court of competent jurisdiction that Employee breached this Agreement's Cooperation, Confidentiality, Non-Disparagement, and/or Proprietary Information provisions, Employee agrees to pay the Company $10,000 per violation. Employee agrees that this sum is reasonable in light of the circumstances existing at the time of the Agreement. If there is any legal action filed regarding a dispute under this Agreement, the prevailing party shall be entitled to the attorneys’ fees and costs and expenses incurred.
12.Applicable Law: This Agreement shall be governed, construed, and interpreted under the laws of the state of New York, without regard to conflicts of laws principles.
13.Complete Release: Except for the terms and conditions of Employee's Employment Agreement, including but not limited to the Restrictive Covenants in Section 7, which are made a part hereof and incorporated by reference, this Agreement constitutes the complete and total agreement between Employee and the Company with respect to issues addressed in this Agreement, and except for Employee's obligations that he may have under any other agreements with the Company related to intellectual property, inventions, business ideas, confidentiality of corporate information, non-solicitation, unfair competition, or providing for arbitration or other dispute resolution programs, contained in any agreements Employee has entered into or with the Company or under applicable law. Employee represents that he is not relying on any other written or oral representations not fully expressed in this document. Employee agrees that this Agreement shall not be modified, altered, or discharged except by written instrument signed by Employee and an authorized

Company representative. The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.
14.Severability: Employee agrees that should any part of this Agreement except the release of claims be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Agreement.
15.Use As Evidence: The Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party. Other than this exception, the Parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit.
16.Binding Agreement and Covenant Not to Sue: Employee understands that following the Revocation Period (as defined below), this Agreement will be final and binding. Employee promises not to file a lawsuit or arbitration proceeding based on any claim that is settled by this Agreement. If Employee breaks this promise or fails to comply with his obligations under the Agreement, Employee agrees to pay all of the Company's costs and expenses (including reasonable attorneys' fees) related to the defense of any claims covered by this Agreement or any Released Party's efforts to enforce the terms of this Agreement, except this covenant not to sue does not apply to claims under the Older Worker Benefit Protection Act (OWBPA) and the ADEA. Although Employee is releasing claims that Employee may have under the ADEA, Employee may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC) or any other federal, state, or local agency charged with the enforcement of any employment laws. Employee understands, however, that if he pursues a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this Agreement and the Company prevails on the merits of an ADEA claim, or a Released Party files a lawsuit or arbitration to enforce any part of this Agreement, a court has the discretion to determine whether the Company or any other Released Party is entitled to restitution, recoupment, or set off (hereinafter "reduction') against a monetary award obtained by Employee in the court proceeding. A reduction never can exceed the amount Employee recovers, or the consideration Employee received for signing this Agreement, whichever is less. This provision is not intended to preclude otherwise available recovery of attorneys' fees or cost specifically authorized under applicable law.
17.Advice of Counsel: Employee acknowledges that he has read and fully understand the terms of this Agreement. The Company advises Employee, in writing, to consult with an attorney of his choice regarding the terms of this Agreement prior to signing this Agreement.
18.Consideration Period: Employee understands that he has at least 21 days from the date he receives this Agreement and any attached information to consider the terms of this Agreement, including whether to sign this Agreement (the "Consideration Period"). He must not sign this Agreement prior to the Termination Date. He agrees with the Company that changes, whether material or immaterial, do not toll or restart the running of the Consideration Period. Employee agrees the Company has made no threats or promises to induce him to sign earlier.

19.Revocation Period: Employee shall have seven calendar days from the date he signs this Agreement to revoke this Agreement by delivering a written or electronic notice of revocation to Denise Pedulla, Chief Legal Officer and Corporate Secretary, at 1411 Broadway, 16th Floor, New York, NY 10018 and [***] (the "Revocation Period"). If the Revocation Period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period (the "Effective Date"), provided Employee does not revoke this Agreement. No consideration provided for under this Agreement, including but not limited to the consideration set forth in paragraph 3 above (including subparagraphs a through e) shall be due or owed to the Employee in the event that he timely revokes this Agreement.
20.Return of Signed Agreement: Employee is required to return his signed Agreement and any written revocation notice to Denise Pedulla at 1411 Broadway, 16th Floor, New York, NY 10018 and [***].
21.No Interference with Rights: Employee understands this Agreement does not apply to (i) claims for unemployment or workers' compensation benefits, (ii) claims or rights that may arise after the date that Employee signs this Agreement, (iii) claims for reimbursement of expenses under the Company's expense reimbursement policies, (iv) any vested rights under the Company's ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, and (v) any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality and non-disparagement obligations, cooperation, and the return of property provision) (i) limits or affects Employee's right to challenge the validity of this Agreement under the ADEA or the OWBPA, (ii) prevents Employee from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from testifying, providing evidence, responding to a subpoena or discovery request in court litigation or arbitration, or (iii) prevents a non-management, non-supervisory employee from engaging in protected concerted activity under Section 7 of the NLRA or under similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, except where the information was entrusted to the employee in confidence by the Company as part of the employee's job duties.
In addition, nothing in this Agreement limits or affects Employee's right to disclose or discuss sexual harassment or sexual assault disputes.
By signing this Agreement Employee is waiving his right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by Employee or on his behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.
Notwithstanding Employee's confidentiality and non-disclosure obligations in this Agreement and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Dated: March 29, 2024	/s/ John Hartmann
Ascend Wellness Holdings Inc.

Employee has read this Agreement and understand its legal and binding effect. Employee is acting voluntarily, deliberately, and of his own free will in signing this Agreement.

Dated: March 29, 2024	/s/ Abner Kurtin
Abner Kurtin